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                                                                   Exhibit 2.2



                             AMENDMENT NUMBER ONE
                                      TO
                           STOCK PURCHASE AGREEMENT


     This AMENDMENT NUMBER ONE (this "Amendment") is made as of the 17th day of November, 1995, between The TJX Companies, Inc., a Delaware corporation (the "Buyer"), and Melville Corporation, a New York corporation (the "Seller"), to the Stock Purchase Agreement between Buyer and Seller dated as of October 14, 1995 (the "Stock Purchase Agreement").

                                   Recitals

     1. Seller and Buyer desire to amend certain provisions of the Stock Purchase Agreement and to add certain additional provisions to the Stock Purchase Agreement, all as set forth below.

     2. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms as set forth in the Stock Purchase Agreement.

                                   Agreement

     Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below and in the Stock Purchase Agreement, the parties hereto hereby agree as follows:

1.   AMENDMENT.

     1.1.  Section 3.4.

          1.1.1. Section 3.4(a) of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

          "As promptly as possible following the Closing Date, the Company shall prepare a consolidated balance sheet of the Company and its Subsidiaries as of a time immediately prior to the Closing (the "Closing Balance Sheet") in accordance with generally accepted accounting principles applied consistently with the Company's past practices used in the preparation of the Annual Financials, except that inventory will be determined using the first-in first-out inventory cost method and without
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          regard to the "Accounting for the Impairment of Long-Lived Assets
          and for Long-Lived Assets to be Disposed Of," and the change in the Company's accounting policy with respect to the capitalization of internally developed software (the "Accounting Policy Changes"). The inventory reflected on the Closing Balance Sheet shall include all merchandise inventory recorded in the Company's books and records calculated in accordance with generally accepted accounting principles consistently applied by the Company, utilizing the retail method for the store inventory and the cost method for the warehouse and distribution centers as consistently applied by the Company in preparation of the Annual Financials, except inventory cost will be determined using the first-in first-out inventory method. Amounts reflected on the Closing Balance Sheet for those elements, accounts or items to be included in the calculation of Company Net Assets shall include all known and estimated assets and liabilities as of the Closing Date consistent with the Company's fiscal year-end cutoff procedures.

               Coopers & Lybrand, L.L.P. ("Coopers") shall perform procedures agreed upon by the parties and Coopers (as set forth in Appendix B to Schedule 3.4B, but as modified by Appendix C to Schedule 3.4B with respect to certain inventory matters) in connection with the elements, accounts or items of the Closing Balance Sheet that are to be included in the calculation of Company Net Assets for the purposes of issuing a report (the "Coopers Report") thereon detailing the results of such procedures as applied by Coopers in accordance with standards established by the American Institute of Certified Public Accountants (and prior to the issuance by Coopers of such report, KPMG Peat Marwick and representatives of the Seller and the Company reasonably designated by the Seller shall have the opportunity to review Coopers' work papers and to be present during the performance of all such procedures and the procedures described in Appendix C to
          Schedule 3.4B). Adjustments proposed by Coopers to the elements, accounts or items of the Closing Balance Sheet to be included in the calculation of Company Net Assets will be aggregated and to the extent the total of such adjustments exceeds $750,000 (the "Adjustment Basket") on a net basis, such excess adjustments shall be reflected in the Closing Balance Sheet for the purpose of calculating Company Net Assets (it being understood that the Shrink Adjustment shall not be included in the Adjustment Basket, but rather that in calculating the amount of Company Net Assets the Shrink Adjustment shall be made on a dollar-for-dollar basis in accordance with the next succeeding paragraph and Schedule 3.4A). Coopers shall furnish the Coopers Report to the Seller and Buyer as soon as reasonably practicable, but in




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          any event not later than the date of delivery of the Company Net
          Assets Statement.

               Between the Closing Date and February 10, 1996, all inventory will be physically counted and a shrink adjustment calculated in accordance with the Warehouse Inventory Procedures and the Store Inventory Procedures described in Appendix C to Schedule 3.4B (the "Shrink Adjustment"). In calculating Company Net Assets, the inventory value reflected on the Closing Balance Sheet shall be adjusted by the amount of the Shrink Adjustment. Buyer, Seller and their respective accountants shall have the opportunity to observe the physical count of the inventory.

               As soon as reasonably practicable after completion of the physical inventories and calculation of the Shrink Adjustment, Coopers shall prepare and deliver a Company Net Assets Statement in substantially the form of Schedule 3.4A, which will include a calculation of the Cash Purchase Price in the form of Appendix A thereto. Assets and liabilities on the Company Net Assets Statement will be equal to such items in the Closing Balance Sheet except as otherwise specified in Schedule 3.4A and will exclude the impact of the Accounting Policy Changes and will reflect property on the gross cost basis. The Company Net Assets Statement will exclude those assets and liabilities detailed in Schedule 3.4B, including Appendix A thereto, under the columns titled "Items to be Assumed/Retained by Seller" and "Other Adjustments." "Company Net Assets" shall mean the net asset figure appearing on the Company Net Assets Statement.

               Schedule 3.4B sets forth Company Net Assets as set forth on an estimated basis as of October 30, 1995. The "Target Net Asset Amount" shall mean $968,372,000 (which amount equals the net asset figure shown under the column styled "Estimated Statement of Net Assets" on said Schedule 3.4B)."

               Buyer shall cause the Company and its Subsidiaries to maintain through January 31, 1996 the shortage component of the field and store management incentive program of the Company and its Subsidiaries as in effect prior to Closing.

          1.1.2. The Notes to Schedule 3.4A to the Stock Purchase Agreement are hereby amended by adding the following:

          "8) Merchandise inventories, FIFO - Balance is taken from the Closing Balance Sheet adjusted by the Shrink Adjustment."




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          1.1.3.  There is hereby added a new Appendix C to Schedule 3.4B to the Stock Purchase Agreement in the form of such Appendix C attached to this Amendment.

          1.1.4. Note 2 to Schedule 3.4A to the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

          "2) Cash - Balance represents change funds in each open store plus all petty cash funds."

          1.1.5. The second sentence of Note 1 to Schedule 3.4B is hereby amended by deleting the words "home office" and substituting therefor the word "all."

     1.2. Section 4.1.7. Section 4.1.7 of the Stock Purchase Agreement is hereby amended by deleting the first two sentences therefrom and substituting therefor the following sentence:

          "Except as set forth on Schedule 4.1.7, the Company has no Subsidiaries."

     Schedule 4.1.7 attached to the Stock Purchase Agreement is hereby deleted in its entirety and replaced by Schedule 4.1.7 attached to this Amendment.

     1.3. Section 6.14 and Section 6.18. The following stores shall be deemed to be included under the caption "Permitted Future Store Locations" on the Section 6.l4 Letter and designated as a Seller Store under the caption "Open Store Schedule" on the Store Schedule:

                    #697 Fresno, CA
                    #695 Chicago (6 Corners), IL
                    #034 E. Islip, N.Y

     1.4. Section 9.5. Schedule 9.5 and Schedule 9.5A attached to the Stock Purchase Agreement are hereby deleted in their entirety and replaced by
Schedule 9.5 and Schedule 9.5A attached to this Amendment.

     1.5. New Section 14. There is hereby added to the Stock Purchase Agreement the following new Section 14:

     "14.  ADDITIONAL PROVISIONS.

          14.1. SELDEN, NEW YORK STORE (MARSHALLS NO. 454). In order to confirm the continuation of an existing arrangement involving Bob's of Selden, NY, Inc. ("Bob's-Selden") and the Company, Seller agrees to cause Bob's-Selden to enter into an agreement (the "Bob's-Selden Agreement") to pay to Buyer on the first day of each calendar month beginning with December, 1995 through and including December,




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     2018, in immediately available funds, the amount set forth below during the respective periods set forth below:

                  Period                  Monthly Payment
                  ------                  ---------------
          12/1/95 - 12/31/98                 $10,989.08
          1/1/99 - 3/31/2000                 $19,844.33
          4/1/2000 - 12/31/2003              $19,398.25
          1/1/2004 - 12/31/2008              $20,685.50
          1/1/2009 - 3/31/2010               $21,972.83
          4/1/2010 - 12/31/2013              $21,377.42
          1/1/2014 - 12/31/2018              $22,664.67

     ; PROVIDED, HOWEVER, that such payment obligations shall terminate upon termination of the lease of the retail store currently leased by Bob's-Selden to which such payment obligations relate. Any amount not paid on the specified date shall bear interest at the rate of 10% per annum. Seller shall cause Bob's, Inc. to provide a guarantee of the foregoing payment obligations (the "Bob's Parent Guarantee"). Seller shall provide Buyer with executed original copies of the Bob's-Selden Agreement and the Bob's Parent Guarantee within 30 days following the Closing.

          14.2. MARSHALLS OF HONOLULU, HI, INC. RADIUS RESTRICTION. Reference is hereby made to that certain Lease between Victoria Ward, Limited and Marshalls of Honolulu, HI., Inc. (the "Honolulu Lease"). Seller shall, and shall cause its affiliates (as defined in the Honolulu Lease) to, take no action which shall permit the landlord under the Honolulu Lease to collect additional rent as a result of the circumstances described in Section 6.02 of the Honolulu Lease. Buyer hereby agrees with Seller that the Seller's retail store divisions (other than the Company and its Subsidiaries), as currently operated, do not constitute a "business similar to or competing with the business conducted at the demised premises" within the meaning of Section 6.02 of the Honolulu Lease, and accordingly, operating such divisions as currently operated does not violate the provisions of this Section 14.2.

          14.3.     Various Equipment and Software.
                    ------------------------------

               14.3.1. With effect from and as of the Closing, Seller (or the applicable Affiliate of Seller) shall assign to the Company or one of its Subsidiaries all of Seller's or such Affiliate's right, title and interest under the leases pursuant to which the Company and its Subsidiaries use store point-of-sale equipment and store RS/6000 equipment, but only to the extent such leases relate to such equipment to be used in the retail stores of the Company and its Subsidiaries to be open following the Closing. The obligation to make such assignment shall cease to exist if following Seller's use of its reasonable best efforts (and subject to the next sentence) Seller cannot obtain any third party consent required to




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          effect such assignment pursuant to the applicable lease
          documentation. If after use of reasonable best efforts by Seller to obtain such consent without the requirement of the payment of any fee to any such third party to obtain such consent, a fee is so required to obtain such consent, then Buyer and Seller shall each bear one-half of such fee or, at the election of Buyer, Seller shall be released from any continuing obligation under this Section 14.3.1 to obtain any such required consent or to make such assignment. If any assignment pursuant to this Section 14.3.1 is effected, the Company shall assume all obligations of Seller and its Affiliates under such leases with respect to the equipment subject to such assignment.

               14.3.2. Seller and Buyer hereby agree that each of the Company and Seller independently has full legal right, title and ownership in and to the "Retail Expert" software, the Genesis financial software and the software (the "Peoplesoft Improvements") developed by the Seller, the Company and their respective Affiliates related to the Peoplesoft software licensed to the Seller (the "Peoplesoft Software"); PROVIDED, HOWEVER, that the Buyer and its Affiliates (including the Company and its Subsidiaries) shall not have any right to the name "Retail Expert" in respect of the "Retail Expert" software. The "Retail Expert" software, the Genesis financial software and the Peoplesoft Improvements are referred to herein collectively as the "Applicable Software." The right, title and interest referred to in the first sentence of this Section 14.3.2 is only in respect of the Applicable Software as developed through the Closing. None of the Seller or its Subsidiaries shall have any right to any improvements made to the Applicable Software following the Closing by Buyer or its Subsidiaries and none of Buyer or its Subsidiaries shall have any right to any improvements made to the Applicable Software following the Closing by Seller or its Subsidiaries. At the option of Buyer, Seller shall sell to Buyer one copy of the Peoplesoft Software at the per copy price originally paid by Seller to acquire the license to the Peoplesoft Software.
          Seller's obligation to effect such sale shall be subject to obtaining, without cost to Seller, any required consent of the licensor under such license.

          14.4. ADS PROJECT. Seller shall promptly pay over to the Company following the Closing any rebates received under the ADS project insofar as such rebates are attributable to the participation in such project of the Company or any of its Subsidiaries.

          14.5. AMERICAN EXPRESS CORPORATE CARDS. From and after the Closing, the employees of the Company and its Subsidiaries who use American Express charge cards pursuant to the corporate card program of Seller shall cease to participate in such program and shall commence participation in the American Express corporate card program of Buyer.




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          14.6.  WILSONS.  To the extent following the Closing, the Company and its Subsidiaries possess any merchandise inventories held on consignment for the Wilsons retail store chain ("Wilsons"), the Company and its Subsidiaries will return such inventories to Wilsons. Notwithstanding anything to the contrary set forth in the definition of the term "Excluded Liabilities", the Company and its Subsidiaries shall pay to Wilsons any amounts owed and unpaid to Wilsons as of the Closing in respect of the consignment arrangements existing between Wilsons and the Company prior to Closing to the extent a payable or other liability in respect of such amounts is recorded on the Closing Balance Sheet and is included in the determination of the amount of Company Net Assets.

          14.7. FOOTACTION. Notwithstanding anything to the contrary set forth in the definition of the term "Excluded Liabilities," the Company and its Subsidiaries shall pay to the Footaction retail store chain ("Footaction") any amounts owed and unpaid to Footaction as of the Closing in respect of merchandise inventory purchased by the Company and its Subsidiaries from Footaction prior to the Closing to the extent a payable or other liability in respect of such amounts is recorded on the Closing Balance Sheet and is included in the determination of Company Net Assets.

          14.8. STORE NO. 378. The Company shall pay to Seller the amount of any cash payments or rental reductions received after the date hereof by the Company or any of its Subsidiaries in respect of the current lease for Store No. 378 to the extent such cash payments or rental reductions are attributable to the obligations of the landlord to reimburse the Company or any of its Subsidiaries for the repair of earthquake damage previously incurred at such store. The Company shall make such payments to Seller promptly following receipt of any such cash payments or as and when the amounts of rental reductions would otherwise have been payable to the landlord in the absence of the agreement of the landlord to accept reduced rents."

2. CONSENT TO INTERCOMPANY TRANSFER OF BUYER STOCK. Buyer hereby consents to the transfer by Seller of the Buyer Stock to a wholly owned Subsidiary of Seller (the "Transferee Subsidiary"); PROVIDED, that any event which causes the Transferee Subsidiary to cease to be a wholly owned Subsidiary of Seller shall be deemed to be a transfer of Voting Securities by Subscriber within the meaning of the Standstill and Registration Rights Agreement. Effective upon the transfer of the Buyer Stock to the Transferee Subsidiary, all of the terms and provisions of the Preferred Stock Subscription Agreement and the Standstill and Registration Rights Agreement shall be binding upon and inure to the benefit of the Transferee Subsidiary in the capacity of the Subscriber thereunder. Following such transfer, such terms and provisions shall also continue to be binding upon and inure to the benefit of Seller in the capacity of the Subscriber thereunder.

3. EFFECT ON STOCK PURCHASE AGREEMENT. Except to the extent of the amendments set forth specifically herein, all provisions of the Stock Purchase Agreement are and shall remain in full force and effect and are hereby ratified and confirmed in all respects, and the




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execution, delivery and effectiveness of this Amendment shall not operate as a waiver or amendment of any provision of the Stock Purchase Agreement not specifically amended herein.

4. EXECUTION IN COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts, each of which shall be deemed for all purposes to be an original, but all of which together shall constitute one and the same Amendment. This Amendment shall become effective immediately upon execution.


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     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment Number One to be executed, as of the date first above written by their respective officers thereunto duly authorized.

      SELLER:                MELVILLE CORPORATION

                             By
                               ----------------------------------
                               Name:
                               Title:



      BUYER:                 THE TJX COMPANIES, INC.


                             By
                               ----------------------------------
                               Name:
                               Title: